Exhibit 99.1

San Juan Basin Royalty Trust

News Release

San Juan Basin Royalty Trust

Declares June Cash Distribution

FORT WORTH, Texas, June 19, 2018 – Compass Bank, as Trustee of the San Juan Basin Royalty Trust (the “Trust”) (NYSE:SJT), today declared a monthly cash distribution to the holders of its Units of beneficial interest of $27,876.27 or $0.000598 per Unit, based principally upon estimated oil and natural gas production during the month of April 2018. The distribution is payable July 16, 2018, to Unit Holders of record as of June 29, 2018.

Hilcorp informed the Trust that it needed to estimate the revenue for the April 2018 production month, similar to the previous month, because their accounting system is not allowing them to record revenue at the well level. The June 2018 distribution includes a revenue true-up for the September 2017 and March 2018 production months. The true-up resulted in an approximately $1.5 million reduction in gross proceeds.

Gas production for the Subject Interests totaled 3,321,522 Mcf (3,690,580 MMBtu) for April 2018. Dividing revenues by production volume yielded an average gas price for April 2018 of $1.12 per Mcf ($1.00 per MMBtu) as compared to an average gas price for March 2018 of $1.86 per Mcf ($1.67 MMBtu).

Last month the Trust reported that the May 2018 distribution included a true-up for the August 2017 production month resulting in an approximately $1.9 million reduction in gross proceeds. Hilcorp has informed the Trust that approximately $1.1 million in gas revenue was inadvertently credited to the March 2018 production month instead of the August 2017 production month. Therefore, the true-up in the May 2018 distribution resulted in an approximately $0.8 million reduction in gross proceeds versus the $1.9 million previously reported. All other information, including the May 2018 cash distribution amount remains unchanged.

The average monthly gas price Hilcorp reports to the Trust is a calculated price. It is determined by dividing gross monthly revenue by production volume, and therefore, it does not represent an average of actual sales prices. The average gas price may vary from the posted index price for the San Juan Basin. The index price is a gross sales price, and the revenues used in the calculation of average gas prices are net of transportation, processing and gathering costs. Furthermore, the distribution to the Trust in any given month may include significant volume adjustments for sales in prior months that reflect pricing for those prior months.

For the month ended April 2018, capital costs were $22,127. Lease operating expenses and property taxes were $2,338,363. Severance taxes were $402,072.

Contact:	San Juan Basin Royalty Trust
Compass Bank, Trustee
300 West Seventh St., Suite B, Fort Worth, Texas 76102
website: www.sjbrt.com e-mail: sjt.us@bbva.com

Joshua R. Peterson, Vice President & Senior Trust Officer
Kaye Wilke, Investor Relations, toll-free: (866) 809-4553